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Exhibit (d)(2)

Form of Stock Option Grant

Terms and Conditions

1.    Exercise of Option and Provisions for Termination.

        (a)    Exercise of Option.    Except as otherwise provided in this Agreement, this option may be exercised prior to the tenth anniversary of the date of grant (hereinafter the "Expiration Date"). The right of exercise shall be cumulative so that if the option is not exercised to the maximum extent permissible during any exercise period, it shall be exercisable, in whole or in part, with respect to all shares not so purchased at any time prior to the Expiration Date or the earlier termination of this option. This option may not be exercised at any time on or after the Expiration Date, except as otherwise provided in Section 1(e) below.

        (b)    Exercise Procedure.    This option shall be exercised upon notice from the Optionee to the Company or its agent or designee, specifying the number of shares to be purchased and the purchase price to be paid and accompanied by payment in full in accordance with Section 2. Exercise of this option shall be effective upon receipt by the Company or its agent or designee of such notice and required payment. The Optionee may purchase fewer than the number of shares covered by this option, provided that no partial exercise may be for any fractional share or for fewer than ten whole shares.

        (c)    Continuous Relationship with the Company Required.

          (i)    Except as otherwise provided in paragraph (e) below, if this option is intended to qualify as an Incentive Stock Option, ("ISO"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), this option may not be exercised unless the Optionee, at the time of exercise, is, and has been at all times since the date of grant, an employee of the Company.

          (ii)  Except as otherwise provided in paragraph (e) below, if this option is a non-qualified stock option ("NQ"), this option may not be exercised unless the Optionee, at the time of exercise, is, and has been at all times since the date of grant, an employee, officer, director of or consultant or advisor to, the Company (together with clause (i) above, an "Eligible Optionee").

For all purposes of this option, (A) "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations or any successor regulations, and (B) if this option shall be assumed or a new option substituted in a transaction to which Section 424(a) of the Code applies, employment by such assuming or substituting corporation (hereinafter called the "Successor Corporation") shall be considered for all purposes of this option to be employment by the Company.

        (d)    Termination of Relationship with the Company.    If the Optionee ceases to be an Eligible Optionee for any reason, then, except as provided in paragraphs (e) and (f) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Expiration Date), provided, however, that this option shall be exercisable only to the extent that the Optionee was entitled to exercise this option on the date of such cessation. The Company's obligation to deliver shares upon the exercise of this option shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements, arising by reason of an ISO being treated as an NQ or otherwise.

        (e)    Exercise Period Upon Death or Disability.    If the Optionee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Expiration Date while an Eligible Optionee, or if the Optionee dies within three months after the Optionee ceases to be an Eligible Optionee (other than as the result of a discharge for "cause" as specified in paragraph (f) below), this option shall be exercisable, within the period of one year following the date of death or disability of the Optionee (but in no event after the Expiration Date), by the Optionee or the person to whom this option is transferred by will or the laws of descent and distribution, provided, however, that this option shall be exercisable only to the extent that this option was exercisable by the Optionee on the date of his or her death or disability. Except as otherwise indicated by the context, the term "Optionee," as used in this option, shall be deemed to include the estate of the Optionee or any person who acquires the right to exercise this option by bequest or inheritance or otherwise by reason of the death of the Optionee.

        (f)    Discharge for Cause.    If the Optionee, prior to the Expiration Date, is discharged by the Company for "cause" (as defined below), the right to exercise this option shall terminate immediately upon such cessation of employment. "Cause" shall mean willful misconduct in connection with the Optionee's employment or willful failure to perform his or her employment responsibilities in the best interests of the Company (including, without limitation, breach by the Optionee of any provision of any employment, nondisclosure, non-competition or other similar agreement between the Optionee and the Company), as determined by the Company, which determination shall be conclusive. The Optionee shall be considered to have been discharged "for cause" if the Company determines, within 30 days after the Optionee's resignation, that discharge for cause was warranted.

2.    Payment of Purchase Price.

        (a)    Method of Payment.    Payment of the purchase price for shares purchased upon exercise of this option shall be made (i) by delivery to the Company or it's agent or designee of cash or a check to the order of the Company in an amount equal to the purchase price of such shares, (ii) subject to the consent of the Company, by delivery to the Company of shares of Common Stock of the Company then owned by the Optionee having a fair market value equal in amount to the purchase price of such shares, (iii) by any other means which the board of directors determines are consistent with the purpose of the Company's 1996 Amended and Restated Stock Option Plan, as amended (the "Plan") and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 and Regulation T promulgated by the Federal Reserve Board), or (iv) by any combination of such methods of payment.

        (b)    Valuation of Shares or Other Non-Cash Consideration Tendered in Payment of Purchase Price.    For the purposes hereof, the fair market value of any (i) non-cash consideration which may be delivered to the Company in exercise of this option shall be determined in good faith by the board of directors of the Company and (ii) share of the Company's Common Stock shall be equal to the last closing price on Nasdaq National Market, on the day prior to exercise of the option.

        (c)    Delivery of Shares Tendered in Payment of Purchase Price.    If the Optionee exercises options by delivery of shares of Common Stock of the Company, the certificate or certificates representing the shares of Common Stock of the Company to be delivered shall be duly executed in blank by the Optionee or shall be accompanied by a stock power duly executed in blank suitable for purposes of transferring such shares to the Company. Fractional shares of Common Stock of the Company will not be accepted in payment of the purchase price of shares acquired upon exercise of this option.

        (d)    Restrictions on Use of Option Stock.    Notwithstanding the foregoing, no shares of Common Stock of the Company may be tendered in payment of the purchase price of shares purchased upon exercise of this option if the shares to be so tendered were acquired within six (6) months before the date of such tender, through the exercise of an option granted under the Plan or any other stock option or restricted stock plan of the Company.

3.    Delivery of Shares.

        The Company shall, upon payment of the option price for the number of shares purchased and paid for, make prompt delivery of such shares to the Optionee, provided, however, that if any law or regulation requires the Company to take any action with respect to such shares before issuance, then the date of delivery of such shares shall be extended for the period necessary to complete such action.

4.    Nontransferability of Option.

        Except as provided in paragraph (e) of Section 1, this option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process, provided, however, that if this option is an NQ, the option may be transferred pursuant to a qualified domestic relations order as defined in Section 414 (p) of the Code. In the event that the Optionee desires to effect a transfer contemplated by this section 4, the Optionee shall notify the Company and submit to the Company this Agreement, together with the name of the transferee and the number of shares to be subject to the transferred option. The Company shall provide a new option agreement representing such option to the transferee and, if applicable, a revised option agreement representing any option balance not so transferred to the Optionee. No transfer of options hereunder shall be effective until the transferee has executed and delivered to the Company such option agreement. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of the Company, become null and void.

5.    No Special Rights.

        Nothing contained in the Plan or this option shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment or other relationship of the Optionee for the period within which this option may be exercised.

6.    Rights as a Shareholder.

        The Optionee shall have no rights as a shareholder with respect to any shares which may be purchased by exercise of this option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) unless and until a certificate representing such shares is duly issued and delivered to the Optionee. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

7.    Adjustment Provisions.

        (a)    General.    If, through, or as a result of, any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 15(a) of the Plan.

        (b)    Board Authority to Make Adjustments.    Any adjustments under this Section 7 will be made by the board of directors, whose determination as to what adjustments, if any, will be made will be final, binding and conclusive. No fractional shares will be issued pursuant to this option on account of any such adjustments.

        (c)    Limits on Adjustments.    If this option is an ISO, no adjustment shall be made under this Section 7 which would, within the meaning of any applicable provision of the Code, constitute a modification, extension or renewal of this option or a grant of additional benefits to the Optionee.

8.    Mergers, Consolidation, Distributions, Liquidations Etc.

        In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of a liquidation of the Company, prior to the Expiration Date or termination of this option, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 16(a) of the Plan.

9.    Withholding Taxes.

        The Company's obligation to deliver shares upon the exercise of this option shall be subject to the Optionee's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

10.    Incentive Stock Option Shares.

          (a)  If this option is an ISO, the Optionee hereby confirms that he or she understands that in order to obtain the benefits of an ISO under Section 421 of the Code, no sale or other disposition may be made of any shares acquired upon exercise of the option within one year after the day of the transfer of such shares to him, nor within two years after the grant of the option. If the Optionee intends to dispose, or does dispose (whether by sale, exchange, gift, transfer or otherwise), of any such shares within said periods, he or she will notify the Company within ten days after such disposition.

          (b)  Options granted to an employee under any stock incentive plan of the Company only qualify as ISOs to the extent that the number of shares that become exercisable for the first time in any calendar year have an aggregate fair market value below $100,000. In the event this limit is exceeded, the excess shares are issued under as a Non-Qualified Stock Option.

11.    Provisions of Plan.

        This option is subject to the provisions of the Plan, a copy of which has been furnished to the Participant.

12.    Miscellaneous.

          (a)  Except as provided herein, this option may not be amended or otherwise modified without the prior consent of the Company and the Optionee.

          (b)  All notices under this option shall be mailed, delivered by hand or made by means of electronic communication by the party required to give such notice.

          (c)  This option shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

By:	President and Chief Executive Officer

Art Technology Group, Inc.

1996 Stock Option Plan

Certificate of Stock Option Grant

Granted to:	This stock option was granted to you on , 2003 by Art Technology Group, Inc. The stock option price is the FMV on the date of grant, which for this grant is defined as the closing price on the date of grant, which was $ . .
Social Security Number:
Employee ID:
Option to Purchase: shares
Type of Stock Option:	ISO/NQ
Grant Number:
Grant Date:	, 2003
Grant Expiration Date:	, 2013
Grant Price:	$
Vesting Schedule
Vesting Start Date: -2003
Date of Vest	Shares Vesting Over the Period	Vesting in Period Occurs	Last Date to Exercise
- -2003		End of Period	- -2013
- -2003		End of Period	- -2013
- -2004		End of Period	- -2013
- -2004		End of Period	- -2013

Authorized by:

President and Chief Executive Officer

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Certificate of Stock Option Grant